SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 23, 2006

QUEST OIL CORPORATION

(Exact name of registrant as specified in its charter)

Nevada	000-26619	98-0207745
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of Incorporation)		Identification Number)
11200 Westheimer, Suite 900
Houston, TX 77040
(Address of principal executive offices)

(713) 243-8778
(Registrant’s Telephone Number)

_____________________________________________________________________________________

 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[   ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[   ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[   ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[   ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01

Entry into a Material Definitive Agreement.

On February 23, 2006 we entered into an Acquisition Memorandum with L-TEXX Petroleum, LP, L-TEXX Management, LLC and Longleaf Production, LLC.  The Memorandum will be incorporated into a formal Acquisition Agreement to be agreed to by the parties following a due diligence period ending 45 days from the date of the Memorandum.

Pursuant to the terms of the Memorandum, we have agreed to purchase 100% of each company including all:  proven reserve assets, equipment and other assets, intellectual property, bank debt instruments, staff and management and existing oil in tanks as of the date of the closing.  The “deemed” purchase price is US$6.5 million including a US$100,000 deposit, 2 million shares of our restricted common stock subject to certain liquidation restrictions and, US$1,200,000 payable at the time of closing.  In addition, if at a date which is two years from the date of the closing, the 10 day average trailing closing price of our common stock is:  (i) between US$1.50 and US$2.50, we shall issue to the sellers such additional shares of our restricted common stock to bring the total value of the stock paid as consideration in the transaction equal to US$5 million; or (ii) less than US$1.50 the sellers will be entitled to a cash payment of US$5 million and the sellers shall return to the corporation, all common stock issued in the transaction.

Section 9 – Financial Statements and Exhibits

Item 9.01

Financial Statements and Exhibits.

(a)

Financial Statements of Businesses Acquired.

Not applicable.

(b)

Pro Forma Financial Information.

Not applicable.

(c)

Exhibits.

Number	Description

10.1	Acquisition Memorandum dated February 15, 2006 by and between Quest Oil Corporation, L-TEXX Petroleum, LP, L-TEXX Management, LLC and Longleaf Production, LLC.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

QUEST OIL CORPORATION
/s/	Cameron King_________________________
By:	Cameron King
Its:	CEO and President